Exhibit 17.1
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                               [Axess Letterhead]




                                                     August 31, 2001


Mr. Robert M. Castello, Chairman and CEO
Rheometric Scientific Inc.
One Possumtown Road
Piscataway, NJ 08854

By Fax to (732) 560-7451 and by Federal Express

Dear Bob:

This letter will serve as my resignation, effective today, from the Board of Directors of Rheometric Scientific, Inc. As you know, given the recent transfers of most of our stock I have decided that my resignation is appropriate.

It has been a pleasure to continue as a Board member following the Andlinger investment, and I continue to wish the best to you, the rest of the Board, and the managers and employees of the company.


                                                     Very truly yours,


                                                     /s/ Richard J. Giacco
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                                                     Richard J. Giacco
                                                     President


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